Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Heramba Electric plc on Amendment No. 2 to Form F-4 (File No. 333-275903) of our report dated April 6, 2023, which includes an explanatory paragraph as to Project Energy Reimagined Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Project Energy Reimagined Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

February 26, 2024